Exhibit 4.5

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

BROKER PURCHASE WARRANT

ANGION BIOMEDICA CORP.

Shares:	Initial Exercise Date: , 2018

Issue Date: , 2018

THIS BROKER PURCHASE WARRANT (the “Broker Warrant”) certifies that, for value received,               or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to the close of business on the thirtieth (30th) day after the Initial Exercise Date (the “Termination Date”), provided that, if such date is not a Trading Day, the Termination Date shall be the immediately following Trading Day, but not thereafter, to subscribe for and purchase from Angion Biomedica Corp., a Delaware corporation (the “Company”), up to        shares of Common Stock (as subject to adjustment hereunder, the “Broker Shares”) at an Exercise Price (as defined in Section 2(b) below).  For purposes of this Broker Warrant, Trading Day shall mean a day on which the principal market on which the Company’s Common Stock is traded is open for business.

Section 1.          Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Subscription Agreement (the “Purchase Agreement”), dated December 5, 2019, among the Company and the purchasers signatory thereto.

Section 2.          Exercise.

a)        Exercise of Broker Warrant. Exercise of the purchase rights represented by this Broker Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the Broker Shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Broker Warrant to the Company until the Holder has purchased all of the Broker Shares available hereunder and this Broker Warrant has been exercised in full, in which case, the Holder shall surrender this Broker Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Broker Warrant resulting in purchases of a portion of the total number of Broker Shares available hereunder shall have the effect of lowering the outstanding number of Broker Shares purchasable hereunder in an amount equal to the applicable number of Broker Shares purchased. The Holder and the Company shall maintain records showing the number of Broker Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Broker Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Broker Shares hereunder, the number of Broker Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

Without limiting the rights of a Holder to receive Broker Shares on a “cashless exercise” solely in respect of the circumstance set forth in Section 2(c), and without limiting the buy-in provision in Section 2(d)(iv), in no event will the Company be required to net cash settle a Broker Warrant exercise.

b)        Exercise Price. The exercise price per Broker Unit under this Broker Warrant shall be $0.01, subject to adjustment hereunder (the “Exercise Price”).

c)        Cashless Exercise. Notwithstanding anything herein to the contrary, the only circumstance under which the Holder may exercise the Broker Warrant pursuant to a “cashless exercise” is after the Company has a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended ,and when, at the time of exercise, there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance or resale of the shares of Common Stock comprising part of the Broker Shares (the “Broker Shares”) to or by the Holder. A “cashless exercise” entitles the Holder to receive a number of Broker Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =

as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(64) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the Common Stock on the Company’s principal trading market as reported by Bloomberg L.P. as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) =	the Exercise Price of this Broker Warrant, as adjusted hereunder; and

(X) =

the number of Broker Shares that would be issuable upon exercise of this Broker Warrant in accordance with the terms of this Broker Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Broker Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Broker Shares shall take on the characteristics of the Broker Shares being exercised, and the holding period of the Broker Shares being issued may be tacked on to the holding period of this Broker Warrant.  The Company agrees not to take any position contrary to this Section 2(c).

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a national securities exchange, the bid price of the Common Stock for the time in question (or the nearest preceding date) on the trading market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if the Common Stock is then listed on the OTCQB or OTCQX, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a national securities exchange, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the trading market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if the Common Stock is then listed on the OTCQB or OTCQX, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Broker Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

Notwithstanding anything herein to the contrary, on the Termination Date, to the extent practicable, this Broker Warrant shall be automatically exercised via cashless exercise pursuant to this Section 2(c).

d)           Mechanics of Exercise.

i.          Delivery of Broker Shares Upon Exercise. The Company shall cause the Broker Shares purchased hereunder to be transmitted by the Company’s transfer agent (the “Transfer Agent”) to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Broker Shares to or resale of the Broker Shares by the Holder or (B) the Broker Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144 (assuming cashless exercise of the Broker Warrants), and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Broker Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is three (3) Trading Days after the delivery to the Company of the Notice of Exercise and the aggregate Exercise Price. Upon delivery of the Notice of Exercise and aggregate Exercise Price to the Company, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Broker Shares with respect to which this Broker Warrant has been exercised, irrespective of the date of delivery of the Broker Shares. If the Company fails for any reason to deliver to the Holder the Broker Shares subject to a Notice of Exercise by the Broker Share delivery date (the “Broker Share Delivery Date”), the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Broker Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Broker Shares Delivery Date until such Broker Shares are delivered or Holder rescinds such exercise. Upon becoming a company with a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, the Company agrees to maintain a transfer agent that is a participant in the Fast Automated Securities Transfer program so long as this Broker Warrant remains outstanding and exercisable. The Company shall cause the Broker Warrant Warrants purchased hereunder to be delivered to the Holder as soon as practicable following each exercise of the Broker Warrant and in all events not more than five (5) business days following such exercise.

ii.         Delivery of New Broker Warrants Upon Exercise. If this Broker Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Broker Warrant certificate, at the time of delivery of the Broker Shares, deliver to the Holder a new Broker Warrant evidencing the rights of the Holder to purchase the unpurchased Broker Shares and Broker Warrant Warrants called for by this Broker Warrant, which new Broker Warrant shall in all other respects be identical with this Broker Warrant.

iii.         Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Broker Shares pursuant to Section 2(d)(i) by the Broker Shares Delivery Date, then the Holder will have the right to rescind such exercise.

iv.         Compensation for Buy-In on Failure to Timely Deliver Broker Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to use best efforts to cause the Transfer Agent to transmit to the Holder the Broker Shares in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Broker Shares Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Broker Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Broker Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Broker Warrant and equivalent number of Broker Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Broker Shares upon exercise of the Broker Warrant as required pursuant to the terms hereof.

v.          No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Broker Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

vi.         Charges, Taxes and Expenses. Issuance of Broker Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Broker Shares, all of which taxes and expenses shall be paid by the Company, and such Broker Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Broker Shares are to be issued in a name other than the name of the Holder, this Broker Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Broker Shares.

vii.         Closing of Books. Except to the extent required by law or the Company’s governance documents, the Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Broker Warrant, pursuant to the terms hereof.

e)           Holder’s Exercise Limitations. The Company shall not effect any exercise of this Broker Warrant, and a Holder shall not have the right to exercise any portion of this Broker Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s affiliates, and any other persons acting as a group together with the Holder or any of the Holder’s affiliates (such persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Broker Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Broker Warrant beneficially owned by the Holder or any of its affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other common stock equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates or Attribution Parties.  Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Broker Warrant is exercisable (in relation to other securities owned by the Holder together with any affiliates and Attribution Parties) and of which portion of this Broker Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Broker Warrant is exercisable (in relation to other securities owned by the Holder together with any affiliates and Attribution Parties) and of which portion of this Broker Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Company shall within one (1) Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Broker Warrant, by the Holder or its affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Broker Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Broker Warrant held by the Holder and the provisions of this Section 2(e) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Broker Warrant.

Section 3.          Certain Adjustments.

a)            Stock Dividends and Splits. If the Company, at any time while this Broker Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Broker Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Broker Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Broker Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. If this Section 3(a) becomes applicable, corresponding changes shall also be made in connection with the number and terms of the underlying Broker Warrant Warrants.

b)            Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any common stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Broker Shares acquirable upon complete exercise of this Broker Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

c)             Pro Rata Distributions. During such time as this Broker Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Broker Warrant, then, in each such case, the Holder shall, upon exercise of this Broker Warrant, be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Broker Warrant and the underlying Broker Warrants (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation). To the extent that this Broker Warrant has not been partially or completely exercised at the time of such Distribution, such portion of the Distribution shall be held in abeyance for the benefit of the Holder until the Holder has exercised this Broker Warrant, as applicable.

d)            Fundamental Transaction. If, at any time while this Broker Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Broker Warrant and the underlying Broker Warrant Warrants, the Holder shall have the right to receive, for each Broker Shares and each share underlying the Broker Warrant Warrants that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(d) on the exercise of this Broker Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Broker Warrant and the underlying Broker Warrant Warrants is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(d) on the exercise of this Broker Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Broker Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, with 30 days prior notice to the Holder, concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), have the right to purchase this Broker Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of this Broker Warrant on the date of the consummation of such Fundamental Transaction; provided, however, that, if the Fundamental Transaction is not within the Company’s control, including not approved by the Company’s Board of Directors or the consideration is not in all stock of the Successor Entity, Holder shall only be entitled to receive from the Company or any Successor Entity, as of the date of consummation of such Fundamental Transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes Value (as defined below) of the unexercised portion of this Broker Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction. “Black Scholes Value” means the value of this Broker Warrant based on the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or by delivery of such other consideration, as applicable) within five Business Days of the Holder’s election (or, if later, on the effective date of the Fundamental Transaction).  The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Broker Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Broker Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Broker Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Broker Warrant (without regard to any limitations on the exercise of this Broker Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Broker Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Broker Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Broker Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

e)             Certain Events.  If any event occurs as to which the other provisions of this Section 3 are not strictly applicable but the lack of any adjustment would not fairly protect the purchase rights of the Holder under this Broker Warrant in accordance with the basic intent and principles of such provisions, or if strictly applicable would not fairly protect the purchase rights of the Holder under this Broker Warrant in accordance with the basic intent and principles of such provisions, then the Company’s Board of Directors will, in good faith and subject to applicable law, make an appropriate adjustment to protect the rights of the Holder; provided, that no such adjustment pursuant to this Section 3(e) will increase the Exercise Price or decrease the number of Broker Shares or Broker Warrant Warrants as otherwise determined pursuant to this Section 3.

f)             Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

g)             Notice to Holder.

i.              Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Broker Share and setting forth a brief statement of the facts requiring such adjustment.

ii.             Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company or (F) if the Company shall approve a Fundamental Transaction, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Broker Warrant Register (as defined below) of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Broker Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.  The Holder shall remain entitled to exercise this Broker Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 4.              Transfer of Broker Warrant.

a)            Transferability. Subject to compliance with any applicable securities laws, this Broker Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Broker Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Broker Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Broker Warrant in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Broker Warrant evidencing the portion of this Broker Warrant not so assigned, and this Broker Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Broker Warrant to the Company unless the Holder has assigned this Broker Warrant in full, in which case, the Holder shall surrender this Broker Warrant to the Company within two (2) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Broker Warrant in full. The Broker Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Broker Shares without having a new Broker Warrant issued.

b)            New Broker Warrants. This Broker Warrant may be divided or combined with other Broker Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Broker Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Broker Warrant in exchange for the Broker Warrant to be divided or combined in accordance with such notice. All Broker Warrants issued on transfers or exchanges shall be dated the Issue Date of this Broker Warrant and shall be identical with this Broker Warrant except as to the number of Broker Shares issuable pursuant thereto.

c)             Broker Warrant Register. The Company shall register this Broker Warrant, upon records to be maintained by the Company for that purpose (the “Broker Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Broker Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

d)            Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Broker Warrant and, upon any exercise hereof, will acquire the Broker Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Broker Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.  The transfer of this Broker Warrant shall also be conditioned upon the transferee making similar representations to the Company.

Section 5.          Miscellaneous.

a)         No Rights as Stockholder Until Exercise. This Broker Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3.

b)         Loss, Theft, Destruction or Mutilation of Broker Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Broker Warrant, any stock certificate relating to the Broker Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon surrender and cancellation of such Broker Warrant, or stock certificate, if mutilated, the Company will make and deliver a new Broker Warrant, or stock certificate of like tenor and dated as of such cancellation, in lieu of such Broker Warrant or any stock certificate; provided, however, that as a condition to such issuance the Holder shall agree to indemnify the Company in connection with any liability resulting from such loss, theft, destruction or mutilation.

c)             Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

d)            Authorized Shares.

The Company covenants that, during the period the Broker Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Broker Shares upon the exercise of any purchase rights under this Broker Warrant.  The Company further covenants that its issuance of this Broker Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Broker Shares upon the exercise of the purchase rights under this Broker Warrant. The Company will take all such reasonable action as may be necessary to assure that such Broker Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the trading market upon which the Common Stock may be listed. The Company covenants that all Broker Shares which may be issued upon the exercise of the purchase rights represented by this Broker Warrant will, upon exercise of the purchase rights represented by this Broker Warrant and payment for such Broker Shares in accordance herewith and therewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Broker Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Broker Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Broker Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Broker Shares upon the exercise of this Broker Warrant, as applicable, and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Broker Warrant.

Before taking any action which would result in an adjustment in the number of Broker Shares for which this Broker Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

e)             Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Broker Warrant shall be determined in accordance with the provisions of the Purchase Agreement and the Placement Agency Agreement.

f)             Restrictions. The Holder acknowledges that the Broker Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

g)             Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Broker Warrant, the Purchase Agreement or the Placement Agency Agreement, if the Company willfully and knowingly fails to comply with any provision of this Broker Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

h)            Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Purchase Agreement and the Placement Agency Agreement.

i)              Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Broker Warrant to purchase Broker Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

j)             Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Broker Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Broker Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

k)            Successors and Assigns. Subject to applicable securities laws, this Broker Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Broker Warrant are intended to be for the benefit of any Holder from time to time of this Broker Warrant and shall be enforceable by the Holder or holder of Broker Shares.

l)              Amendment. This Broker Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the holders of fifty percent or more of the outstanding Broker Warrants.

m)           Severability. Wherever possible, each provision of this Broker Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Broker Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Broker Warrant.

n)            Headings. The headings used in this Broker Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Broker Warrant.

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(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Broker Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

ANGION BIOMEDICA CORP.

By:
Jay R. Venkatesan
Chief Executive Officer

NOTICE OF EXERCISE

TO:          ANGION BIOMEDICA CORP.

(1) The undersigned hereby elects to purchase          Broker Shares of the Company pursuant to the terms of the attached Broker Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)  Payment shall take the form of (check applicable box):

☐ in lawful money of the United States; or

☐ if permitted the cancellation of such number of Broker Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Broker Warrant with respect to the maximum number of Broker Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3)  Please issue said Broker Shares in the name of the undersigned or in such other name as is specified below:

The Broker Shares shall be delivered to the following DWAC Account Number:

(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

ASSIGNMENT FORM

(To assign the foregoing Broker Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Broker Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address:

Dated: ,

Holder’s Signature:

Holder’s Address: